Exhibit 10.66

300 RadioShack Circle
Mail Stop #CF3-325
Fort Worth, Texas  76102-1964
Office 817-415-3020
Fax 817-415-2490

November 12, 2007

Mr. Peter J. Whitsett
26 South Wynstone Drive
North Barrington, IL 60010

Dear Mr. Whitsett:

It is our pleasure to extend a contingent offer of employment to you to join the RadioShack team as    Executive Vice President – General Merchandise Manager, reporting to Julian Day, Chairman and Chief Executive Officer.  This offer is contingent upon the satisfactory completion of a background investigation which includes criminal and reference check information.  The specifics of this employment offer are set forth below.  The Company reserves the right to modify these compensation and benefit plans at anytime without legal consideration or notice.

Base Salary	$19,230.77 bi-weekly ($500,000 annualized)

Sign-On Bonus	$30,000.00 gross

Target Bonus
Your target bonus opportunity will be 75% of base salary and will be based on company performance metrics.   For 2007 this amount will be prorated.  We agree to guarantee your 2007 bonus, payable in 2008, at a minimum of $100,000.

Equity Grants
After joining RadioShack you will receive 20,000 shares of RadioShack Restricted Stock and 40,000 RadioShack Stock Options.  These equity grants are subject to the approval of the Board of Directors at their next scheduled meeting.

Long Term Incentive Plan	$200,000 Target The 2007 Long Term Incentive Plan ("LTIP") is a two year plan for the fiscal (calendar) years 2007 and 2008, payable in 2009

In addition, you will be eligible for the 2008 Long Term Incentive Plan which will be submitted to the Board of Directors for approval at their February 2008 meeting.

Relocation
The Company will provide you with relocation assistance.  This will include packing/unpacking and shipping of your household goods and a furnished temporary apartment through May 31, 2008 and will pay for a suitable number of trips back and forth to your Illinois residence.  We will also assist in the sale of your current home through our Home Marketing Assistance and Appraised Value / Amended Value Program with our relocation provider.

Mr. Peter J. Whitsett
November 12, 2007

Vacation
     You will be eligible for vacation benefits as follows:

     3 weeks upon hire, prorated to the end of the calendar year
     3 weeks on each successive January 1 through 10 years of
        continuous employment
     4 weeks on each successive January 1 following 10 years of continuous employement
     5 weeks on each successive January 1 following 20 years of continuous employment

Health & Welfare Plans
You will be eligible for the basic group medical, dental, vision, life, AD&D, disability, and flexible reimbursement plans 3 months following your first day of employment.  In addition, you may cover your lawful spouse, same or opposite sex domestic partner, and eligible children.  You will receive enrollment information shortly after you have reported for work.

401 (k) Plan
This plan is a qualified retirement plan with various investment options, which allows participants to make a pre-tax contribution and receive a matching contribution from the company of $1 for $1 up to a 4% contribution level that vests immediately. If you are 18 years of age or older and a non-temporary employee, you are eligible to enroll and participate in the Plan as soon as your first anniversary.  A complete set of enrollment materials will be provided closer to your eligibility date.

Stock Ownership
Our shareholders and the investment community often analyze and measure the commitment of management to the company through share ownership.  With this in mind, our Board of Directors adopted an ownership policy for all officers.  At your level you will be required to own RadioShack Corporation common stock having a value equal to two times your base salary.  A review to determine compliance with this policy will occur as of each December 31.  You are not expected to reach this level immediately.

Other benefits for which you will be eligible include:
.	Officers’ Supplemental Executive Retirement Plan
.	Officers’ Severance Program
.	Executive Life

More detailed information about each of these benefits will be covered during your new employee executive orientation.

This is a very exciting time to join RadioShack Corporation.  It is my hope that after accepting this contingent employment offer, you will be available to report for work as soon as possible but no later than December 3, 2007.

Mr. Peter J. Whitsett
November 9, 2007

Please sign, date and return this letter to me at your earliest convenience via facsimile to 817-415-2490.  Meanwhile, if you have any questions, do not hesitate to call me at 817-415-3020.

Welcome to RadioShack Corporation!

Sincerely,

Jana Freundlich
Vice President – Human Resources

Accepted:

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 Peter J. Whitsett                                                                       Date